FOR IMMEDIATE RELEASE

Contact:

Jackie You Kazmerzak, Chief Financial Officer
Diguang International Development Co., Ltd.
925-457-1445

Sean Collins, Senior Partner
CCG Investor Relations
310-477-9800

Diguang International Announces Select, Preliminary Q4 and FY2006 Financial Results

Continuing industry oversupply, pricing pressure, and implementation of strategic plan impact Q4 and full year financial performance

SHENZHEN, China, February 20, 2006 — Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang”), an emerging, China-based leader in the manufacture of CCFL and LED backlights for the LCD display industry, today announced preliminary, unaudited fourth quarter and fiscal year 2006 financial results.

Fiscal Year 2006 Highlights:

o
Net revenues in FY2006 declined to approximately $31 million, from $35.6 million in FY2005. Industry-wide softness in product prices because of oversupply issues continues to pressure revenues and margins;

o	Gross margin for FY2006 slipped to approximately 33%, from 35.3% in FY2005;

o	R&D expenses as a percent of net revenues were approximately 3.5% in FY2006 vs. 2.0% in FY2005, as the Company increased its product development investments in line with its strategic growth plan;

o
Net income declined sharply in FY2006, primarily reflecting lower than expected sales volumes, industry-wide pricing pressures, and significant increases in SG&A as Diguang became a publicly held company.

Fourth Quarter 2006 Highlights:

o
Net revenues declined to approximately $5.5 million in Q4 2006 as compared to $7.6 million in the year-earlier period. The reduced sales volume and continuing softness of product prices were primarily caused by oversupply issues in the LCD display industry. Total revenues include the shipment of approximately 62,000 pieces of 19” CCFL backlights in Q4.

o
The Company continues to increase investments in R&D, particularly as it transitions to supplying backlight solutions for larger-screen displays. R&D expenses in Q4 2006 were approximately 4.4% of revenues, compared to a net credit in the year earlier period;

o
The Company expects to report a fourth-quarter net loss. The loss is primarily attributed to lower than expected shipments to customers, the industry-wide pricing pressure, an increase in R&D expenditures, and higher SG&A expenses as Diguang became a publicly-held company.

Noting the Company’s strategic transformation, as well as the product pricing softness that continues to impact the LCD display industry, Diguang’s Chief Executive Officer Song Yi stated, “2006 was a year of transition for us. We invested heavily in sales and marketing, R&D, human resources, managerial improvements and production process improvements. These strategic steps have transformed our company into one that has the prowess to serve the world’s top tier customers.”

“We moved up the product size scale,” Mr. Song continued, “and for the first time began selling backlights for 19" displays. Importantly, we also made progress in developing television backlights, both in CCFL and LED technologies.

“We became a public company in 2006. As a newly public company, we incurred high professional fees and stock option expenses. Unfortunately, all of this has taken place during a time when the industry is going through oversupply challenges.”

Mr. Song concluded his comments with some insights into 2007, stating, “Due to the dynamic and competitive nature of our industry, as well as the magnitude of the opportunities we face, we do not provide revenue and earnings guidance. However, the investments we made in 2006 made us a stronger company. Our strategic steps positioned us favorably for the global marketplace. Recent developments, including new customers with a global presence, have been very encouraging, and we will provide more details of that news as soon as we are able.”

Diguang International expects to report audited full year 2006 results in March 2007. Final, audited results may differ from the results stated in this preliminary announcement. Teleconference and webcast information will be provided at a later date.

About Diguang International Development Co., Ltd.

Diguang, through its subsidiaries, specializes in the research, development, production, sale and distribution of backlights and backlight technologies. A backlight is the typical light source of a liquid crystal display (LCD). The Company is focused on providing LED and CCFL backlights for international producers of televisions, monitors, cellular phones, digital cameras, DVDs and other home appliances. Diguang currently develops an average of approximately 50 new products per month. Diguang is a Nevada corporation with its manufacturing subsidiary located in Shenzhen, PRC, and its sales and marketing subsidiary located in the British Virgin Islands.

Safe Harbor Statements

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts such as statements that (i) the strategic steps that we have taken in 2006 have transformed us into one that has the prowess to serve the world’s top tier customers; (ii) due to the dynamic and competitive nature of our industry, as well as the magnitude of the opportunities we face, we do not provide revenue and earnings guidance; (iii) however, the investments we made in 2006 made us a stronger company; our strategic steps positioned us favorably for the global marketplace; and (iv) recent developments, including new customers with a global presence, have been very encouraging, and we will provide more details of that news as soon as we are able. Such forward-looking statements are based upon the current plans, estimates and projections of Diguang’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein, including but not limited to risks outlined in the Company’s periodic filings with the U.S. Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Diguang does not assume any obligation to update the information contained in this press release.

Company Contact: Jackie You Kazmerzak, CFO Diguang International Development, Ltd. 925-457-1445	Investor Relations Contact: Sean Collins, Sr. Partner CCG Elite 310-477-9800, ext. 202